Exhibit 99.1

FOR IMMEDIATE RELEASE

TD SYNNEX Announces Patrick Zammit to Become CEO

~~After transformative tenure as CEO, Rich Hume to Retire~~

~~ Transition is effective September 1, 2024~~

FREMONT, Calif., & CLEARWATER, Fla. – June 20, 2024 – TD SYNNEX (NYSE: SNX), today announced that Patrick Zammit will become Chief Executive Officer, succeeding Rich Hume, who will retire after a transformative tenure as CEO. Hume will remain on the TD SYNNEX board of directors. The leadership transition is effective September 1.

“It has been the greatest privilege of my professional career to serve as CEO of TD SYNNEX. I am proud of the culture we have built, our partner-first focus and commitment to customer excellence, and the purpose-driven approach we have taken in our business,” said Hume. “In this dynamic and ever-changing technology landscape, Patrick is the right leader to build on this foundation as we continue to deliver value to our customers and vendors across the ecosystem. Under his leadership, I am confident that TD SYNNEX will reach even greater heights.”

Zammit, who has served as the company’s chief operating officer since January 2024, brings a wealth of experience and a proven track record of driving growth and operational excellence. Zammit has been instrumental in coordinating the company’s business strategy, driving profitable growth and accelerating the adoption of new, high-growth technologies around the globe. Zammit led the European region beginning in 2017, following Tech Data’s acquisition of Avnet Technology Solutions. His role expanded in 2021 to include responsibilities for the APJ region. His tenure at Avnet, which began in 1993, saw him in various management roles, culminating as Global President of the Technology Solutions division, where he served on its executive board. His earlier roles at Avnet TS included President of EMEA Electronic Marketing and European CFO.

“I am honored to succeed Rich and lead TD SYNNEX into its next chapter. I look forward to building on the strong foundation we have established and driving forward our strategy and digitization roadmap to ensure we are constantly delivering the greatest value to our co-workers, partners, vendors, and shareholders,” said Zammit. “Rich has been an outstanding leader and I look forward to continuing to work with him in his role on our board of directors.”

Hume joined what was then Tech Data in 2016 as COO, taking over as CEO in 2018. During his tenure, he has helped lead the company through a period of significant growth and transformation, including the acquisition of Avnet TS, taking the company private in partnership with Apollo Asset Management and the successful merger of Tech Data and SYNNEX.

Under his leadership, TD SYNNEX has embraced a culture of servant leadership, focusing on empowering employees, fostering an inclusive environment and building a company with a purpose that extends beyond financial success.

The Board of Directors expressed its deep gratitude to Rich Hume for his leadership and contributions to TD SYNNEX and extends its best wishes to him in his retirement.

“We are immensely grateful to Rich for his leadership. His contributions have been pivotal in shaping the company’s trajectory, and we look forward to his continued guidance on the board of directors,” said Ann Vezina, Chair of the board. “Under Patrick’s leadership, TD SYNNEX will continue to thrive and set new benchmarks in the industry. His vision aligns perfectly with our core values and strategic goals, ensuring a seamless continuation of the innovative foundation that Rich has built.”

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About TD SYNNEX

TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’s 23,000 co-workers are dedicated to uniting compelling IT products, services and solutions from 2,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com, follow our newsroom or find us on LinkedIn, Facebook and Instagram.

Safe Harbor Statement

Statements in this news release that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2024 TD SYNNEX Corporation. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks of TD SYNNEX Corporation. Other names and trademarks are the property of their respective owners.

CONTACT

Bobby Eagle

Global Corporate Communications

727-538-5864

bobby.eagle@tdsynnex.com

Liz Morali

Investor Relations

510-668-8436

ir@tdsynnex.com